EXHIBIT 99.1

Kroger Reports Third Quarter 2011 Results

Increases 2011 Earnings Per Share Guidance to $1.95 to $2.00;

Identical Supermarket Sales Increased 5.0% without Fuel

CINCINNATI, Ohio, December 1, 2011 — The Kroger Co. (NYSE: KR) today reported total sales, including fuel, increased 10.3% to $20.6 billion in the third quarter of fiscal 2011 compared with $18.7 billion for the same period last year. In the third quarter, which ended November 5, 2011, total sales, excluding fuel, increased 5.1% over the same period last year.

Identical supermarket sales, without fuel, increased 5.0% in the third quarter over the same period last year. This marks 32 consecutive quarters of identical supermarket sales increases for Kroger.

Net earnings for the third quarter totaled $195.9 million, or $0.33 per diluted share. Net earnings in the same period last year were $202.2 million, or $0.32 per diluted share.

“Kroger had an outstanding third quarter. Our associates delivered on our Customer 1st strategy and we had strong sales and earnings per share growth,” said David B. Dillon, Kroger’s chairman and chief executive officer. “This is exactly the positive momentum we strive for as we enter the holiday season, our most exciting time of the year. Based on the consistency of our results, we have the confidence to raise our earnings guidance for the year.”

Details of Third Quarter 2011 Results

FIFO gross margin was 20.87% of sales for the third quarter of fiscal 2011. Excluding retail fuel operations, FIFO gross margin decreased 34 basis points from the same period last year.

Kroger recorded a $61.6 million LIFO charge during the quarter compared to $11.5 million in the same quarter last year. Excluding retail fuel sales, the LIFO charge increased 30 basis points as a percentage of sales. Kroger increased its LIFO charge estimate to $185 million for the year. Previously, Kroger estimated its LIFO charge at $150 million.

Operating, general and administrative (OG&A) costs were 16.09% of sales.  Excluding retail fuel operations, OG&A decreased 29 basis points from the same period last year. The benefits of leverage from strong sales and outstanding cost control more than offset rising debit and credit card fees, incentive plan, health care and pension costs. In addition, depreciation and rent expense were 19 basis points lower as a percentage of sales, excluding fuel, as compared to the prior year.

Third quarter operating margin including the effect of fuel was 1.96% of sales. Excluding fuel, on a rolling four quarters basis the company’s operating margin increased by 5 basis points; excluding LIFO, the increase was 21 basis points.

Financial Strategy

Kroger’s strong free cash flow has allowed the company to return more than $1.8 billion to shareholders through share buybacks and dividends over the last four quarters. During the third quarter, Kroger repurchased 21.0 million shares of stock for a total investment of $471.2 million.

Capital investment, excluding acquisitions and purchases of leased facilities, totaled $497.0 million for the third quarter, compared with $484.0 million for the same period last year.

Net total debt was $7.7 billion, an increase of $476.6 million from a year ago. On a rolling four quarters basis, Kroger’s net total debt to EBITDA ratio was 1.89 compared with 1.93 during the same period last year.

Fiscal 2011 Guidance

Kroger increased its diluted earnings per share guidance to $1.95 to $2.00 for the full year. Previously, the range was $1.85 to $1.95.

The company also raised its identical supermarket sales growth guidance, excluding fuel, to 4.5% to 5% for the year. Previously, identical supermarket sales were expected to range from 4% to 5%.

“Kroger is winning in the marketplace and delivering value for our customers, associates and shareholders. We have a great strategy that has worked well in a variety of economic environments,” Mr. Dillon said. “We are confident that the balance we strive for, including strong sales growth and exceptional cost control, will continue to drive growth in loyal customers and earnings per share well into the future.”

Kroger, the nation’s largest traditional grocery retailer, employs more than 338,000 associates who serve customers in 2,439 supermarkets and multi- department stores in 31 states under two dozen local banner names including Kroger, City Market, Dillons, Jay C, Food 4 Less, Fred Meyer, Fry’s, King Soopers, QFC, Ralphs and Smith’s. The company also operates 796 convenience stores, 363 fine jewelry stores, 1,067 supermarket fuel centers and 40 food processing plants in the U.S. Kroger was recognized by Forbes as the most generous company in the U.S. The company focuses its charitable efforts on supporting hunger relief, breast cancer awareness, the military and their families, and more than 30,000 schools and grassroots organizations in the communities it serves. Kroger contributes food and funds equal to 125 million meals a year through its partnership with more than 80 Feeding America food banks. For more information about Kroger, please visit www.kroger.com.

Note: Fuel sales have historically had a low FIFO gross margin rate and OG&A rate as compared to corresponding rates on non-fuel sales. As a result, in addition to disclosing such rates including the effect of retail fuel operations, Kroger also discusses the changes in these rates excluding the effect of retail fuel operations.

This press release contains certain forward-looking statements about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “estimate,” “expects,” and “guidance.” Aggressive competition, economic conditions, interest rates, goodwill impairment, the success of programs designed to increase our identical supermarket sales without fuel, the impact of increasing fuel costs on consumer spending, and labor disputes, particularly as the company seeks to manage increases in health care and pension costs, could materially affect our expected identical supermarket sales growth and earnings per share. Earnings per share also will be affected by the number of shares outstanding and volatility in the company’s fuel margins. Earnings and sales also may be affected by adverse weather conditions, particularly to the extent that hurricanes, tornadoes, floods, and other conditions disrupt our operations or those of our suppliers; create shortages in the availability or increases in the cost of products that we sell in our stores or materials and ingredients we use in our manufacturing facilities; or raise the cost of supplying energy to our various operations, including the cost of transportation. Our results also will be affected by rising commodity costs, the inconsistency of the economic recovery, consumer confidence, changes in government-funded benefit programs, and changes in inflation or deflation in product and operating costs. Our LIFO charge will be affected by changes in product costs during the year, and our estimate of that charge could prove inaccurate if our estimates regarding product cost changes, or the timing of those changes, prove incorrect.  These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live online at 10 a.m. (ET) on December 1, 2011 at www.kroger.com. An on-demand replay of the webcast will be available from approximately 1 p.m. (ET) Thursday, December 1 through Thursday, December 15, 2011.

Kroger Contacts:

Media: Keith Dailey (513) 762-1304

Investors: Cindy Holmes (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	THIRD QUARTER				YEAR-TO-DATE
	2011		2010		2011		2010

SALES	$20,594.3	100.00%	$18,666.7	100.00%	$68,968.6	100.00%	$62,164.8	100.00%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	16,358.9	79.43	14,549.7	77.94	54,538.7	79.08	48,256.3	77.63
OPERATING, GENERAL AND ADMINISTRATIVE (a)	3,312.6	16.09	3,188.1	17.08	10,987.9	15.93	10,569.8	17.00
RENT	145.6	0.71	154.3	0.83	492.9	0.71	502.7	0.81
DEPRECIATION AND AMORTIZATION	372.8	1.81	367.7	1.97	1,245.5	1.81	1,213.1	1.95

OPERATING PROFIT	404.4	1.96	406.9	2.18	1,703.6	2.47	1,622.9	2.61

INTEREST EXPENSE	99.1	0.48	103.4	0.55	334.4	0.48	337.4	0.54

EARNINGS BEFORE INCOME TAX EXPENSE	305.3	1.48	303.5	1.63	1,369.2	1.99	1,285.5	2.07

INCOME TAX EXPENSE	107.9	0.52	96.2	0.52	467.7	0.68	436.2	0.70

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	197.4	0.96	207.3	1.11	901.5	1.31	849.3	1.37

NET EARNINGS (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	1.5	0.01	5.1	0.03	(7.5)	(0.01)	11.8	0.02

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$195.9	0.95%	$202.2	1.08%	$909.0	1.32%	$837.5	1.35%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.33		$0.32		$1.51		$1.30

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	582.7		633.1		597.0		637.6

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.33		$0.32		$1.50		$1.30

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	585.9		636.2		600.7		640.7

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.  Certain per share amounts and percentages may not sum due to rounding.

Note:  The Company defines FIFO gross margin, as described in the earnings release, as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.  This measure is included to reflect trends in current cost of product.

(a)   Merchandise costs and operating, general and administrative expenses exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)   LIFO charges of $61.6 and $11.5 were recorded in the third quarter of 2011 and 2010, respectively.  For the year-to-date period, LIFO charges of $142.3 and $38.5 were recorded for 2011 and 2010, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	November 05,	November 06,
	2011	2010

ASSETS
Current Assets
Cash	$207.6	$155.9
Temporary cash investments	8.2	602.0
Deposits in-transit	879.4	755.1
Receivables	876.7	847.0
Inventories	5,507.3	5,255.8
Prepaid and other current assets	344.1	290.7

Total current assets	7,823.3	7,906.5

Property, plant and equipment, net	14,450.5	14,105.5
Goodwill	1,137.9	1,158.4
Other assets	548.6	584.5

Total Assets	$23,960.3	$23,754.9

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$1,261.7	$546.9
Trade accounts payable	4,654.3	4,178.6
Accrued salaries and wages	956.4	836.5
Deferred income taxes	214.7	353.6
Other current liabilities	2,401.5	2,426.2

Total current liabilities	9,488.6	8,341.8

Long-term debt including obligations under capital leases and financing obligations
Face-value of long-term debt including obligations under capital leases and financing obligations	6,396.2	7,190.5
Adjustment to reflect fair-value interest rate hedges	31.9	69.6
Long-term debt including obligations under capital leases and financing obligations	6,428.1	7,260.1

Deferred income taxes	1,065.6	577.0
Pension and postretirement benefit obligations	930.2	988.9
Other long-term liabilities	1,148.8	1,326.5

Total Liabilities	19,061.3	18,494.3

Shareowners’ equity	4,899.0	5,260.6

Total Liabilities and Shareowners’ Equity	$23,960.3	$23,754.9

Total common shares outstanding at end of period	571.6	631.7
Total diluted shares year-to-date	600.7	640.7

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$901.5	$849.3
Adjustment to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	1,245.5	1,213.1
LIFO charge	142.3	38.5
Stock-based employee compensation	62.4	61.9
Expense for Company-sponsored pension plans	54.0	49.6
Asset impairment charges	29.5	21.5
Deferred income taxes	313.5	5.1
Other	24.5	(11.3)
Changes in operating assets and liabilities, net of effects from acquisitions of businesses:
Deposits in-transit	(213.3)	(100.8)
Receivables	20.8	(2.2)
Inventories	(680.9)	(358.9)
Prepaid expenses	(22.4)	270.1
Trade accounts payable	452.3	287.6
Accrued expenses	240.3	213.7
Income taxes receivable and payable	(110.9)	138.3
Contribution to Company-sponsored pension plan	(51.7)	(141.0)
Other	3.1	(0.8)

Net cash provided by operating activities	2,410.5	2,533.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for capital expenditures	(1,405.1)	(1,422.5)
Payments for acquisitions	(51.0)	(6.9)
Proceeds from sale of assets	42.6	33.6
Other	(5.6)	(4.2)

Net cash used by investing activities	(1,419.1)	(1,400.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from lease-financing transactions	1.7	5.7
Proceeds from issuance of long-term debt	2.7	300.7
Payments on long-term debt	(541.9)	(569.5)
Borrowings on commercial paper	330.0	—
Dividends paid	(191.4)	(183.3)
Excess tax benefits on stock-based awards	6.1	2.2
Proceeds from issuance of capital stock	92.7	24.4
Treasury stock purchases	(1,274.1)	(291.8)
Increase (Decrease) in book overdrafts	(25.1)	1.2
Investment in the remaining interest of a variable interest entity	—	(85.8)
Other	(0.9)	(3.4)

Net cash used by financing activities	(1,600.2)	(799.6)

NET INCREASE (DECREASE) IN CASH AND TEMPORARY CASH INVESTMENTS	(608.8)	334.1

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	824.6	423.8
END OF QUARTER	$215.8	$757.9

Reconciliation of capital expenditures:
Payments for capital expenditures	$(1,405.1)	$(1,422.5)
Changes in construction-in-progress payables	(123.7)	(24.8)
Total capital expenditures	$(1,528.8)	$(1,447.3)

Disclosure of cash flow information:
Cash paid during the year for interest	$338.8	$370.7
Cash paid during the year for income taxes	$295.4	$333.9

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical supermarket sales is a industry-specific measure and it is important to review it in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SUPERMARKET SALES (a)

	THIRD QUARTER
	2011	2010

INCLUDING FUEL CENTERS	$18,418.1	$16,839.5
EXCLUDING FUEL CENTERS	$15,524.9	$14,780.2

INCLUDING FUEL CENTERS	9.4%	4.5%
EXCLUDING FUEL CENTERS	5.0%	2.4%

(a)          Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters.

Table 5.  Reconciliation of Total Debt to Net Total Debt and

Net Earnings Attributable to the Kroger Co to EBITDA.

(in millions)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or liquidity.  The items below are a primary component of determining compliance with the financial covenants under the Company’s credit facility and management believes that it is an important measure of liquidity.  The items below should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of total debt to net total debt and compares the balance in the third quarter of 2011 to the balance in the third quarter of 2010.

	November 05,	November 06,
	2011	2010	Change

Current portion of long-term debt including obligations under capital leases and financing obligations	$1,261.7	$546.9	$714.8
Face-value of long-term debt including obligations under capital leases and financing obligations	6,396.2	7,190.5	(794.3)
Adjustment to reflect fair-value interest rate hedges	31.9	69.6	(37.7)

Total debt	$7,689.8	$7,807.0	$(117.2)

Less: Temporary cash investments	8.2	602.0	(593.8)

Net total debt	$7,681.6	$7,205.0	$476.6

The following table provides a reconciliation from net earnings attributable to the Kroger Co. to EBITDA, as defined in our credit agreement (“EBITDA”), on a rolling four quarter basis.

	November 05,	November 06,
	2011	2010

Net earnings attributable to the Kroger Co.	$1,187.8	$1,092.9
LIFO	161.1	39.8
Goodwill impairment charge	18.6	—
Depreciation and amortization	1,632.3	1,580.8
Interest expense	444.6	456.5
Income tax expense	632.8	572.2
Other	(3.8)	(4.0)

EBITDA	4,073.4	3,738.2

Net total debt to EBITDA ratio	1.89	1.93